Exhibit 99.1
4064 Colony Road, Suite 200
Charlotte, NC 28211
704.973.7000
www.horizonlines.com
News Release
For information contact:
Jim Storey
Director of Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES ANNOUNCES DEPARTURE OF TWO BOARD MEMBERS
• Reduces Board Composition to Nine from 11 Members
• New Audit Committee Chairman Appointed
CHARLOTTE, NC, December 19, 2008 — Horizon Lines, Inc. (NYSE: HRZ), today announced the departure of two members of its board of directors, a corresponding reduction in the board composition to nine from 11 members, and the appointment of a new Audit Committee Chairman, and Audit Committee member.
Mr. Ernie L. Danner and Mr. Francis Jungers are stepping down from the company’s board of directors, effective December 31, 2008. Upon their departure, the board composition will be reduced to nine from 11 members.
Mr. Danner, 54, has served as a director since November 2004, and was chairman of the board’s Audit Committee. He recently was named President and Chief Operating Officer of Exterran Holdings Inc.
Board member Thomas P. Storrs, 55, has succeeded Mr. Danner as chairman of the Audit Committee, and board member James G. Cameron, 62, has rejoined the Audit Committee as its third member. Mr. Storrs has served as a board member since June 2007, and currently is Senior Executive Officer of Takata Corporation, Tokyo, Japan. Mr. Cameron has served as a board member since July 2004, and previously served as a director of Statia Terminals N.V.
Mr. Jungers, 82, a director since April 2005, is a private investor and consultant and has enjoyed a long career as a corporate executive and a director of several leading corporations.
“We want to thank Ernie and Frank for their dedicated service on our board of directors,” said Chuck Raymond, Chairman, President and Chief Executive Officer. “They have served our company exceptionally well during our transition from a privately held company to a leading, publicly traded ocean shipping and integrated logistics provider. Their departure represents a normal evolution of our board of directors, which remains strong and independent at nine members, an appropriate number for the size and business of Horizon Lines. Tom Storrs will serve as an excellent Audit Committee Chairman, benefiting our company with his diverse and extensive financial experience. We are also very pleased to have Jim Cameron rejoin the Audit Committee.
“We congratulate Ernie on his recent appointment as President and Chief Operating Officer at Exterran Holdings, and we wish him well in his new position,” Mr. Raymond said. “We also wish Frank the best and congratulate him on his long and distinguished career.”
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC owns or leases a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
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